Exhibit (d)(xi)(B)

SCHEDULE A

DATED [       ]

TO THE

INVESTMENT ADVISORY AGREEMENT DATED may 15, 2026

BETWEEN

FUNDVANTAGE TRUST AND Polen Capital Management, LLC

Series of FundVantage Trust

Polen 5Perspectives Small-Mid Growth ETF

Polen 5Perspectives Large Growth ETF

Polen 5Perspectives Growth Opportunities ETF

Polen International Equity ETF

SCHEDULE B

DATED [       ]

TO THE

INVESTMENT ADVISORY AGREEMENT DATED may 15, 2026

BETWEEN

FUNDVANTAGE TRUST AND Polen Capital Management, LLC

Investment Advisory Fee Schedule

Fund	Annual Fee as a Percentage of Fund’s Average Daily Net Assets
Polen 5Perspectives Small-Mid Growth ETF	0.75% (75 basis points)

Polen 5Perspectives Large Growth ETF	0.50% (50 basis points)

Polen 5Perspectives Growth Opportunities ETF	0.60% (60 basis points)

Polen International Equity ETF	0.55% (55 basis points)